Exhibit 10.3

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of November 13, 2023 (the “Effective Date”) among (a) 22NW, LP (“22NW”), in its capacity as administrative agent and collateral agent (“Agent”), (b) 22NW, as a lender, (c) JFL Capital Management LLC (“JFL”) as a lender (22NW, in its capacity as a lender hereunder, JFL and each of the other “Lenders” from time to time party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), and (d) Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”). The parties agree as follows:

1 LOAN AND TERMS OF PAYMENT

1.1 Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders shall make Advances to the Borrower not exceeding the Availability Amount.

(b) Repayment. The principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating thereto shall be immediately due and payable on the Maturity Date.

(c) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Advances provided Borrower (i) delivers written notice to Agent and each Lender of its election to prepay the Advances at least three Business Days prior to such prepayment, and (ii) pays to the Lenders, in accordance with their respective Pro Rata Shares, on the date of such prepayment, all Advances, the unpaid interest thereon, and all other Obligations relating thereto.

(d) Mandatory Prepayment Upon an Acceleration. If the Advances are accelerated under the terms of this Agreement following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to the Lenders, in accordance with their respective Pro Rata Shares, on the date of such prepayment, all Advances, the unpaid interest thereon, and all other Obligations relating thereto.

(e) No Reborrowing. Once repaid, Advances may not be reborrowed.

1.2 Payment of Interest on the Advances.

(a) Interest Payments. Interest on the principal amount of each Advance is payable in arrears (i) on each Payment Date commencing on the first Payment Date following the Funding Date of each such Advance, (ii) on the date of any prepayment and (iii) on the Maturity Date.

(b) Interest Rate. The outstanding principal amount of any Advance shall accrue interest at a rate per annum equal to 0.25%. Interest shall be computed on the basis of the actual number of days elapsed and a 365 or 366-day year, as applicable, for any Advance outstanding. In computing interest, the date of the making of any Advance shall be included and the date of payment shall also be included; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included only once in computing interest on such Advance.

1.3 Lender’s Expenses. The Borrower will reimburse Lenders’ Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent or any Lender to whom such Lenders’ Expenses are owed). Notwithstanding the foregoing, the Borrower’s reimbursement obligation with respect to Lenders’ Expenses incurred prior to the Effective Date will not exceed $20,000.

1.4 Grant of Common Stock.

1.4.1 Initial Grant. On the Effective Date, Borrower shall issue 300,000 shares of common stock of the Borrower (“Common Stock”) to 22NW (such issuance, the “Upfront Issuance”).

1.4.2 First Advance Share Issuance. In connection with the first Advance made pursuant to this Agreement, Borrower shall issue to each Lender, such Lender’s Pro Rata Share of the Frist Advance Share Issuance. For purposes of Section 1.4, (a) “Pro Rata Share” shall mean, with respect to each Lender, the percentage determined by dividing the amount of the first Advance provided by such Lender by the total amount provided by all Lenders in the first Advance; and (b) “First Advance Share Issuance” shall mean the number of shares of Common Stock (“Shares”) equal to the greater of (i) 50,000 Shares and (ii) the total amount of the first Advance multiplied by 0.03, rounded up or down to the nearest whole number of Shares. For example, if the first Advance is $3,000,000, funded $1,500,000 by 22NW and $1,500,000 by JFL, then the First Advance Share Issuance would be 90,000 Shares with 45,000 Shares issued to 22NW and 45,000 Shares issued to JFL.

1.4.3 Additional Advance Share Issuances. For every dollar a Lender provides to Borrower pursuant to an Advance, other than in connection with the first Advance, Borrower shall issue to such Lender 0.03 Shares, rounded up or down to the nearest whole number of Shares (each such issuance, an “Additional Advance Share Issuance” and with the First Advance Share Issuance, the “Advance Share Issuances”).

1.4.4 Maximum Advance Share Issuance. Notwithstanding Sections 1.4.2 and 1.4.3 to the contrary, the maximum aggregate number of Shares to be issued in connection with the Advance Share Issuances shall not exceed 300,000 Shares. As a result, the maximum number of Shares that shall be issued pursuant to this Agreement is 600,000 Shares.

1.4.5 Issuance Matters.

(a) The Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

(b) The Lenders are aware of the Borrower’s business affairs and financial condition and has acquired sufficient information about the Borrower to reach an informed and knowledgeable decision to acquire the Shares in accordance with the terms of this Agreement. Each Lender is acquiring the Shares, if any, for investment for such Lender’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(c) The Lenders understand that the Shares have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of such Lender’s investment intent as expressed in this Agreement.

(d) The Lenders further acknowledge and understand that the Shares must be held indefinitely unless the Shares are subsequently registered under the Act or an exemption from such registration is available. The Lenders further acknowledge and understand that the Borrower is under no obligation to register the Shares. The Lenders understands that the certificate evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless the Shares are registered or such registration is not required in the opinion of counsel for the Borrower.

1.5 Payments; Pro Rata Treatment; Application of Payments.

(a) Except as otherwise expressly provided herein, all payments (including prepayments) to be made by Borrower to Agent or to the Lenders under this Agreement shall be made to Agent or, as the case may be, to the Lender to which such payment is owed, in each case, at its office and for its own account in immediately available funds in U.S. dollars, without setoff, counterclaim, or deduction, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

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(b) Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Advances shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Advances.

(c) Agent and Lenders have the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent and Lenders shall allocate or apply any payments required to be made by Borrower to Agent or any Lender or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

1.6 Procedures for Borrowing.

(a) Advance Request. To obtain an Advance, Borrower shall notify Agent and each Lender (which notice shall be irrevocable) by 12:00 p.m. Pacific time at least three (3) Business Days prior to the proposed Funding Date of such Advance. Such notice shall be made by electronic mail, or telephone, and, together with any such notification, Borrower shall deliver to Agent and each Lender by electronic mail a completed Advance Request Form executed by a Responsible Officer.

(b) Pro Rata Shares; Commitment. With respect to each Advance, JFL shall have the right, but not the obligation, to fund 50% of such Advance. Following Borrower’s request for any Advance in accordance with the preceding Section 1.6(a), JFL shall notify 22NW and the Borrower in writing of whether it will participate pursuant to this Section 1.6(b) within one Business Day. Such notice shall be irrevocable. In the event JFL does not elect to participate in the funding of any Advance pursuant to this Section 1.6(b), 22NW will fund 100% of such Advance.

(c) Funding. On the Funding Date for any Advance, each applicable Lender shall wire its portion of such Advance as directed by Borrower in the applicable Advance Request Form. Notwithstanding the foregoing and anything else to the contrary herein, in the event JFL fails to timely fund its portion of any Advance, the Borrower may by written notice to the Agent and each Lender (i) compel 22NW (in its capacity as a Lender) to immediately fund such portion and (ii) revoke JFL’s right to make such advance.

2 CONDITIONS PRECEDENT

This Agreement shall become effective upon receipt by the Agent of the following conditions precedent:

(a) Delivery of this Agreement, in form and substance reasonably satisfactory to the Lenders, duly executed by all parties hereto;

(b) Delivery of a closing certificate executed by a Responsible Officer of Borrower certifying that the Borrower is in good standing, that there are no conflicts with the execution and performance of this Agreement by the Borrower, that this Agreement has been duly authorized by the Borrower, and that there is no litigation currently pending or threatened against Borrower that would affect the execution and delivery of this Agreement;

(c) Payment of the fees and Lenders’ Expenses then due as specified in Section 1.3 hereof; and

(d) Issuance of Upfront Issuance to 22NW in accordance with Section 1.4.1.

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3 SECURITY INTEREST AND JOINDERS

3.1 Grant of Security Interest. Solely if a minimum of $3,000,000 in Advances are outstanding, Borrower and Agent will enter into a short-form security agreement reasonably acceptable to Agent in order grant to the Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledge to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. For clarity, any reference to “Agent’s Lien” or any granting of Collateral to Agent in this Agreement means the Lien that may be granted to Agent, for the ratable benefit of the Lenders, pursuant to this Section 3.1.

3.2 Authorization to File Financing Statements. Solely if a minimum of $3,000,000 in Advances are outstanding and Borrower has granted Agent’s Lien pursuant to the preceding Section 3.1, Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements, without notice to Borrower, with all U.S. jurisdictions deemed necessary or appropriate by Agent to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect. Borrower will not be required to undertake any actions to perfect Agent’s Lien other than as specifically provided in this Section 3.2.

3.3 Formation or Acquisition of Subsidiaries. At the time that Borrower forms any Subsidiary or acquires any Subsidiary after the Effective Date (excluding any Foreign Subsidiary), Borrower shall cause such new Subsidiary to provide to Lenders a joinder to this Agreement to become a co-borrower hereunder and grant a security interest in its assets to Agent pursuant to Section 3.1.

3.4 Termination of Security Interests; Release of Co-Borrowers.

(a) Termination. If this Agreement is terminated, Agent’s Lien in the Collateral, if any, shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Advances has terminated, Agent’s Lien in the Collateral, if any, shall automatically terminate, Borrower shall be authorized to file termination statements in any jurisdiction to evidence such termination, and Agent and each Lender shall, at Borrower’s sole cost and expense, take any actions reasonably requested by Borrower (including the filing of termination statements) to evidence such termination.

(b) Disposal of Collateral. If any of the Collateral shall be disposed of or transferred by Borrower or a Guarantor, then such Collateral shall be automatically released from Agent’s Lien (if any), and from time to time thereafter the Agent, at Borrower’s sole cost and expense, shall execute and deliver all releases or other documents reasonably requested by Borrower to effect or evidence the release of such Liens.

(c) Release of Co-Borrowers. If any Subsidiary of the Borrower that is a coborrower hereunder ceases to be a Domestic Subsidiary of Borrower, then such coborrower will automatically be released from its obligations under this Agreement, and from time to time thereafter the Agent, at Borrower’s sole cost and expense, shall execute and deliver all releases or other documents reasonably requested by Borrower to effect or evidence such release.

4 COVENANTS. Until all Obligations have been paid in full, Borrower agrees that, unless at any time Required Lenders shall otherwise consent in writing:

4.1 Reporting. Borrower will promptly furnish to Lenders when available and in any event within 30 days after the end of each calendar month (except that such period shall be within 45 days after the end of such calendar month that is the last month of a calendar quarter), a consolidated balance sheet of the Borrower and its Subsidiaries (if any), together with statements of earnings and cash flows for such calendar month.

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4.2 Post-Effective Date Deliveries. Borrower shall deliver to Lenders:

4.2.1 Within 3 Business Days after the Effective Date, reasonably satisfactory evidence that the Borrower has consummated the Upfront Issuance under Sections 1.4.1 and 2.3(d) of this Agreement; and

4.2.2 UCC and intellectual property searches with respect to the Borrower that are reasonably satisfactory to the Lenders prior to Borrower’s delivery of a notice for the first Advance.

4.3 Senior Secured Debt. Borrower shall not enter into any debt facility that has a lien or security interest against any of the Collateral that is senior or pari pasu to the Lenders.

5 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

5.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Advance within three Business Days of its due date, or (b) pay any other Obligations within ten Business Days after such Obligations are due and payable. The cure periods provided for in the preceding sentence shall not apply to payments due on the Maturity Date or the date of acceleration of the Advances during the continuance of an Event of Default, and the Lenders will not be required to make Advances during such cure periods.

5.2 Covenant Default. Borrower materially defaults in its performance of any other covenant under this Agreement, other than a default under Sections 4.2.1 and 4.3., which default is not cured within 30 days after written notice thereof from Agent.

5.3 Voluntary Bankruptcy. Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing.

5.4 Involuntary Bankruptcy. An involuntary petition is filed against the Borrower (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Borrower.

6 RIGHTS AND REMEDIES

6.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, and if directed by Required Lenders, shall, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 4.3 or Section 4.4 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, Agent and/or any Lenders;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent and/or the Lenders consider advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds;

(d) make any payments and do any acts Agent or any Lender considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

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(e) apply to the Obligations any amount held by Agent owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. For use solely upon the occurrence and during the continuation of an Event of Default, Agent, for the benefit of the Lenders, is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 6.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders, and to each Lender;

(g) demand and receive possession of Borrower’s Books; and

(h) exercise all rights and remedies available to Agent and the Lenders at law or equity, including all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof).

6.2 Power of Attorney. Borrower hereby irrevocably appoints Agent, for the benefit of the Lenders, as its true and lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (iii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent chooses); (iv) make, settle, and adjust all claims under Borrower’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Agent or a third party as the Code permits. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity obligations) have been satisfied in full, Agent is under no further obligation to make Advances and this Agreement has been terminated. Agent shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.

6.3 Application of Payments and Proceeds. Agent may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

6.4 Liability for Collateral. Agent’s and Lenders’ sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in their possession or under the control of Agent and/or Lenders, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as Agent and/or Lenders deal with their own property consisting of similar instruments or interests. Borrower bears all risk of loss, damage or destruction of the Collateral.

6.5 No Waiver; Remedies Cumulative. Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

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6.6 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

7 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Agent, any Lender or Borrower may change its mailing or electronic mail address by giving the other parties written notice thereof in accordance with the terms of this Section 7.

If to Borrower:	Anebulo Pharmaceuticals, Inc.
1017 Ranch Road 620 South, Suite 107
Lakeway, Texas 78734
Attn: Richie Cunningham
Email: richie@anebulo.com

If to 22NW:	22NW Fund, LP
590 1st Ave S Unit C-1
Seattle, WA 98104
Attn: Aron English
Email: english@englishcap.com

If to JFL:	JFL Capital Management, LLC
2110 Ranch Road 620 S
#341732
Lakeway, Texas 78734
Attn: Joseph Lawler
Email: joe@jflcapitalmanagement.com

8 CHOICE OF LAW

This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance.

9 GENERAL PROVISIONS

9.1 Termination Prior to Maturity Date; Survival. This Agreement shall continue in full force until terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement and the repayment of all Obligations), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations.

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9.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign or transfer this Agreement or any rights or obligations under it without Agent’s and Required Lenders’ prior written consent (which may be granted or withheld in Agent’s and each Lender’s sole discretion) and any other attempted assignment or transfer by Borrower shall be null and void. Neither Agent nor any Lender may assign or transfer this Agreement or any rights or obligations under it without Borrower’s prior written consent (which may be granted or withheld in Borrower’s sole discretion) and any other attempted assignment or transfer by Agent or a Lender shall be null and void.

9.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

9.4 Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Agreement, or waiver, discharge, subordination or termination of any obligation under this Agreement shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Borrower, Agent and the Required Lenders. This Agreement represents the entire agreement about this subject matter and supersedes prior negotiations or agreements.

9.5 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

9.6 Confidentiality. Agent and each Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Agent, Lenders and/or Agent’s or Lenders’ subsidiaries or Affiliates, and their respective employees, directors, partners, potential partners, officers, managers, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”); (b) as required by law, regulation, subpoena, or other order; (c) to Agent’s or any Lender’s regulators or as otherwise required or requested in connection with Agent’s or any Lender’s examination or audit; (d) in connection with the exercise of remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder; and (e) to third-party service providers of Agent and/or any Lender so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein. “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or a Lender by a third party, if Agent or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information.

9.7 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

9.8 Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.

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9.9 Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

10 accounting terms and other DEFINITIONS

10.1 Accounting and Other Terms.

(a) Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments).

(b) As used herein: (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative; and (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived.

10.2 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 9.2 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” means a loan advance made by Lenders to Borrower pursuant to this Agreement.

“Advance Request Form” is that certain form attached hereto as Exhibit A.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations, international agreements and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Availability Amount” is $10,000,000.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.

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“Code” means the New York Uniform Commercial Code.

“Collateral” consists of all of Borrower’s right, title and interest in and to the following personal property:

(a) All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(b) All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein would result in the abandonment, invalidation, unlawfulness or unenforceability of any right or interest therein or is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided that the foregoing exclusions of this clause (a) shall in no way be construed to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement, or to apply to any proceeds or receivables thereof); (b) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; or (c) more than 65% of the voting equity interests in any Foreign Subsidiary.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereto.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” is defined in Section 5.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which an Advance is made to or for the account of Borrower.

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“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Information” is defined in Section 9.6.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Lender” and “Lenders” is defined in the preamble.

“Lender Entities” is defined in Section 9.6.

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“Lenders’ Expenses” are all of Agent’s and the Lenders’ reasonable and documented out-of-pocket costs and expenses for preparing, amending, negotiating, administering, defending and enforcing this Agreement (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, attachment charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Maturity Date” means the third anniversary of the Effective Date.

“Obligations” are Borrower’s obligations to pay when due any principal, interest and Lenders’ Expenses that Borrower owes Agent or any Lender now or later, whether under this Agreement, including, without limitation, interest accruing after Insolvency Proceedings begin.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Advances held by such Lender by the aggregate outstanding principal amount of all Advances.

“Representatives” is defined in Section 9.6.

“Required Lenders” means, (i) prior to the making of the first Advance, 22NW (in its capacity as a Lender hereunder) and (ii) after the making of the first Advance, Lenders holding fifty percent (50%) or more of the aggregate outstanding principal balance of the outstanding Advances.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Trademarks” means, with respect to any Person, any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:		LENDERS:

ANEBULO PHARMACEUTICALS, INC.		22NW, LP, as Lender

By:	/s/ Richie Cunningham	By:	/s/Aron English
Name:	Richie Cunningham	Name:	Aron English
Title:	Chief Executive Officer	Title:	President

AGENT:

22NW, LP, as Agent		JFL Capital Management LLC, as Lender

By:	/s/ Aron English	By:	/s/ Joseph Lawler
Name:	Aron English	Name:	Joseph Lawler
Title:	President	Title:	Managing Member

EXHIBIT A

ADVANCE REQUEST FORM

Advance Request

TO: 22NW, LP, as Agent, 22NW, LP, as a Lender, and JFL Capital Management LLC, as a Lender

[DATE]

The undersigned, being a Responsible Officer of ANEBULO PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), in connection with that certain Loan and Security Agreement dated as of November 13, 2023, by and among Borrower, Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with capitalized terms used herein having the meanings ascribed thereto in the Loan Agreement), does hereby request an Advance in the amount of $[____], to be disbursed as follows:

[WIRE INSTRUCTIONS].

Sincerely,

ANEBULO PHARMACEUTICALS, INC.

By:
Name:
Title: